Exhibit 4.12

Date      March 2010

PARAGON SHIPPING INC.
as Borrower

- and -

THE BANKS AND FINANCIAL INSTITUTIONS
listed in Schedule 1
as Lenders

- and -

COMMERZBANK AG
as Agent, Arranger and Security Trustee

- and -

COMMERZBANK AG
as Swap Bank

_______________________________________

SUPPLEMENTAL AGREEMENT

_______________________________________

relating to a secured revolving credit facility
of (originally) up to US$250,000,000

WATSON, FARLEY & WILLIAMS
Piraeus

	INDEX

Clause		Page

1	INTERPRETATION	2
2	AGREEMENT OF THE CREDITOR PARTIES	2
3	CONDITIONS PRECEDENT	3
4	REPRESENTATIONS AND WARRANTIES	3
5	AMENDMENTS TO LOAN AGREEMENT AND OTHER FINANCE DOCUMENTS	4
6	FURTHER ASSURANCES	10
7	FEES AND EXPENSES	10
8	COMMUNICATIONS	10
9	SUPPLEMENTAL	10
10	LAW AND JURISDICTION	11
SCHEDULE 1 LENDERS AND CONTRIBUTIONS	12
EXECUTION PAGES	13

THIS AGREEMENT is made on                       2010

BETWEEN

(1)	PARAGON SHIPPING INC. as Borrower;

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1 herein, as Lenders;

(3)	COMMERZBANK AG, acting through its office at Ness 7-9, D-20457, Hamburg, Germany as Agent;

(4)	COMMERZBANK AG, acting through its office at Ness 7-9, D-20457, Hamburg, Germany, as Security Trustee;

(5)	COMMERZBANK AG, acting through its office at Ness 7-9, D-20457, Hamburg, Germany, as Arranger; and

(6)	COMMERZBANK AG, acting through its office at Kaiserstrasse 16, 60621 Frankfurt am Main, Germany, as Swap Bank.

BACKGROUND

(A)
By a loan agreement dated 29 November 2007 (as amended and supplemented by a supplemental letter dated 13 August 2008, the “Loan Agreement”) and made between (i) the Borrower, (ii) the Lenders, (iii) the Agent, (iv) the Security Trustee, (v) the Arranger and (vi) the Swap Bank, the Lenders agreed to make available to the Borrower a secured revolving credit facility in an amount of (originally) up to US$250,000,000, of which an amount of US$98,310,000 is outstanding by way of principal on the date hereof.

(B)	The Borrower has requested that the Lenders give their consent:

(i)	to vary the application of the security cover provisions in clause 15.1 of the Loan Agreement during the financial years ending on 31 December 2010, 31 December 2011 and 31 December 2012;

(ii)	to certain amendments to the financial and corporate undertakings set out in Clause 12.4 of the Loan Agreement;

(iii)	to the Borrower making new investments; and

(iv)	to the payment of dividends by the Borrower.

(C)	The Lenders’ consent to the Borrower’s requests referred to in Recital (B) are subject to (inter alia) the following conditions:

(i)	an amendment to the manner of repayment of the Loan as referred to in Clause 8 of the Loan Agreement so that the Loan shall be repaid in accordance with Clause 5.1(g) of this Agreement;

(ii)	the Margin increasing to 2.25 per cent. per annum with effect from 1 January 2010;

(iii)
the Borrower maintaining cash in the aggregate amount of at least (A) $11,500,000 (representing the aggregate repayment instalments payable in 2010 by the Borrower pursuant to the Loan Agreement (as amended by this Agreement)) in the Reserve Account and (B) an amount equal to at least the Six Months’ Debt Service Amount (as defined below);

(iv)	no Charterparty may be amended or altered unless the Borrower shall have obtained the prior written consent of the Agent; and

(v)	the Borrower paying a waiver fee in the amount and in the manner set out in Clause 7 of this Agreement.

(D)	This Agreement sets out the terms and conditions on which the Creditor Parties agree, with effect on and from the Effective Date, to amend the Loan Agreement.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Defined expressions. Words and expressions defined in the Loan Agreement and the other Finance Documents shall have the same meanings when used in this Agreement unless the context otherwise requires.

1.2	Definitions. In this Agreement, unless the contrary intention appears:

“Charterparty” means, in respect of a Ship, any time charterparty or other contract of employment for a term which exceeds or is capable of exceeding 11 months in duration or any bareboat charter in respect of that Ship with a charterer and on terms acceptable to the Lenders and, in the plural, means all of them;

 “Effective Date”  means the date on which the conditions precedent in Clause 3 are satisfied;

“Loan Agreement”  means the loan agreement dated 27 November 2007 (as amended and supplemented by a supplemental letter dated 13 August 2008, referred to in Recital (A);

“Mortgage Addendum” means, in respect of each Mortgage, an addendum thereto executed or to be executed by the relevant Owner in favour of the Security Trustee in such form as the Agent may approve or require and, in the plural, means all of them; and

1.3	Application of construction and interpretation provisions of Loan Agreement. Clauses 1.2 and 1.5 of the Loan Agreement apply, with any necessary modifications, to this Agreement.

2	AGREEMENT OF THE CREDITOR PARTIES

2.1	Agreement of the Lenders. The Lenders agree, subject to and upon the terms and conditions of this Agreement:

(a)	to vary the application of the security cover provisions set out in clause 15.1 of the Loan Agreement;

(b)	to certain amendments to the financial and corporate undertakings set out in Clause 12.4 of the Loan Agreement;

(c)	to allow the Borrower to make new investments; and

(d)	to the payment of dividends by the Borrower.

2.2
Agreement of the Creditor Parties.  The Creditor Parties agree, subject to and upon the terms and conditions of this Agreement, to the consequential amendment of the Loan Agreement and the other Finance Documents in connection with the matters referred to in Clause 2.1.

2.3	Effective Date. The agreement of the Lenders and the other Creditor Parties contained in Clauses 2.1 and 2.2 shall have effect on and from the Effective Date.

3	CONDITIONS PRECEDENT

3.1	General. The agreement of the Lenders and the other Creditor Parties contained in Clauses 2.1 and 2.2 is subject to the fulfilment of the conditions precedent in Clause 3.2.

3.2
Conditions precedent.  The conditions referred to in Clause 3.1 are that the Agent shall have received the following documents and evidence in all respects in form and substance satisfactory to the Agent and its lawyers on or before the Effective Date:

(a)
documents of the kind specified in paragraphs 3, 4 and 5 of Schedule 4, Part A to the Loan Agreement in relation to the Borrower and each Owner in connection with their execution of this Agreement and the Mortgage Addenda, updated with appropriate modifications to refer to this Agreement;

(b)	an original of this Agreement duly executed by the parties to it and counter-signed by each of the Owners;

(c)
receipt of an original of each Mortgage Addendum duly signed by the relevant Owner and evidence satisfactory to the Agent and its lawyers that the same has been registered as a valid addendum to the applicable Mortgage in accordance with the laws of Liberia  or, as the case may be, Marshall Islands;

(d)
evidence that the Borrower and all the other members of the Group maintain cash and bank balances (including, for the avoidance of doubt, any balances standing to the credit of the Reserve Account and the Retention Account or in any other restricted accounts) in an aggregate amount equal to at least the Six Months’ Debt Service Amount (as defined below) for the first 6-month period in 2010;

(e)	evidence that the Borrower maintains an amount of at least $11,500,000 in the Reserve Account;

(f)	favourable opinions from lawyers appointed by the Agent on such matters concerning the laws of Marshall Islands and Liberia and such other relevant jurisdictions as the Agent may require;

(g)	evidence that the first instalment of the waiver fee referred to in Clause 7 of this Agreement has been received in full by the Agent; and

(h)	any other document or evidence as the Agent may request in writing from the Borrower.

4	REPRESENTATIONS AND WARRANTIES

4.1
Repetition of Loan Agreement representations and warranties.  The Borrower represents and warrants to the Creditor Parties that the representations and warranties in clause 10 of the Loan Agreement remain true and not misleading if repeated on the date of this Agreement.

4.2
Repetition of Finance Document representations and warranties.  The Borrower and each of the other Security Parties represents and warrants to the Creditor Parties that the representations and warranties in the Finance Documents (other than the Loan Agreement) to which it is a party remain true and not misleading if repeated on the date of this Agreement.

5	AMENDMENTS TO LOAN AGREEMENT AND OTHER FINANCE DOCUMENTS

5.1	Specific amendments to Loan Agreement. With effect on and from the Effective Date the Loan Agreement shall be amended as follows:

(a)	by adding in clause 1.1 thereof the definitions of “Charterparty” and “Mortgage Addendum” set out in Clause 1.2 of this Agreement;

(b)	by adding the following definitions in clause 1.1 thereof:

““Lender’s Cost of Funding”  means, for an Interest Period in relation to a Lender, the rate per annum determined by that Lender to be the average of the rates per annum at which deposits in Dollars are offered by leading banks in the London Interbank Market at or about 11.00 a.m. (London time) on the second Business Day prior to the commencement of that Interest Period for a period equal to that Interest Period and for delivery on the first Business Day of it, or, if that Lender funds deposits in Dollars other than through the London Interbank Market, such rate as determined by that Lender to be the Lender’s cost of funding deposits in Dollars for that Interest Period;

“LIBOR” means, for an Interest Period:

(a)	the applicable Screen Rate; or

(b)
if no Screen Rate is available for that period, the rate per annum determined by the Agent to be the arithmetic mean of the rates per annum notified to the Agent by each Lender to be the rate per annum at which deposits in Dollars are offered to that Lender by leading banks in the London Interbank Market at or about 11.00 a.m. (London time) on the second Business Day prior to the commencement of that Interest Period for a period equal to that Interest Period and for delivery on the first Business Day of it;

“LIBOR Correction Rate” means, at any relevant time in relation to a Lender, the rate per annum by which that Lender’s Cost of Funding exceeds LIBOR;

“New Investment”  means any investment which is made by the Borrower pursuant to Clause 11.4(d);

“Repayment Date”  means a date on which a repayment is required to be made under Clause 8.1.”

“Screen Rate”  means the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on Reuters BBA Page LIBOR 01 at or about 11.00 a.m. (London time) on the second Business Day prior to the commencement of that Interest Period (and, for the purposes of this Agreement, “Reuters BBA Page LIBOR 01” means the display designated as “Reuters BBA Page LIBOR 01” on the Reuters Money News Services or such other page as may replace Reuters BBA Page LIBOR 01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollars);

“Six Months’ Debt Service Amount” means, at any date of determination, the amount of principal and interest in respect of the Financial Indebtedness of the Group payable during the consecutive 6-month period immediately following the date of determination and, for the purposes of this definition, interest for such 6-month period shall be assumed to be at the floating rate for Dollars as at the applicable date of determination;

“Twelve Months’ Debt Service Amount” means, at any date of determination, the amount of principal and interest in respect of the Loan payable during the consecutive 12-month period immediately following the date of determination and, for the purposes of this definition, interest for such 12-month period shall be assumed to be the floating rate for Dollars at the applicable date of determination;

(c)	by deleting the definition of “Dividend Declaration Date” in its entirety from Clause 1.1 thereof;

(d)	by deleting in the definition of “Final Maturity Date” in Clause 1.1 thereof “31 December 2010” and replacing it with “31 December 2012”;

(e)	by deleting the definition of “Margin” in Clause 1.1 thereof in its entirety and substituting the same with:

““Margin” means, with effect from 1 January 2010, 2.25 per cent. per annum.;”;

(f)	by adding at the end of the definition of “Total Liabilities” in clause 1.1 thereof the words “(but, excluding the Borrower’s exposure to any derivative transactions of up to $10,000,000)”;

(g)
by deleting the word “and” before the words “(iii) LIBOR” and the word “applicable” before the word “Margin”, by adding the word “and” after the words “(iii) LIBOR” and by adding the following sub-paragraph (iv) in Clause 5.2 thereof:

“(iv) if a Lender notifies the Agent at least 1 Business Day before the start of the relevant Interest Period that its Lender’s Cost of Funding exceeds LIBOR fixed by the Agent during the Interest Period in the London Interbank Market at or about 11.00 a.m. (London time) on the second Business Day prior to the commencement of that Interest Period, additionally in respect of that Lender’s Contribution, the LIBOR Correction Rate applicable to that Lender for the Interest Period.”;

(h)	by deleting Clause 5.8 thereof in its entirety and by replacing it with the following:

“5.8	Negotiation of alternative rate of interest. If the Agent’s notice under Clause 5.6 is served on the Borrower after an Advance is made:

(a)
in a case falling within paragraph (a) or (c) of Clause 5.5, the Borrower, the Agent and the Lenders or (as the case may be) the Affected Lender shall use reasonable endeavours to agree, within the 30 days after the date on which the Agent serves its notice under Clause 5.6 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution during the Interest Period concerned;

(b)
in a case falling within paragraph (b) of Clause 5.5, the interest rate applicable to the Affected Lender’s Contribution during the Interest Period concerned shall be the aggregate of (i) the Margin, (ii) the Mandatory Cost Rate and (iii) its Lender’s Cost of Funding for the applicable Interest Period.”;

(i)	by deleting the word “applicable” before the word “Margin” in Clause 5.10 thereof;

(j)	by deleting the words “the applicable Margin and the Mandatory Cost (if any)” at the end of Clause 5.12(b) and replacing them with the following words:

“the Margin, the LIBOR Correction Rate, or as the case may be, its Lender’s Cost of Funding and the Mandatory Cost (if any).”;

(k)           by deleting the word “applicable” before the word “Margin” and by adding the words “plus (if applicable) the LIBOR Correction Rate” after the word “LIBOR” in Clause 7.3(b)(i) thereof;

(l)	by deleting Clauses 8.1 and 8.2 thereof in their entirety and replacing them with the following:

“8.1           Amount of Repayment Instalments.  The Borrower shall repay the Loan by:

(a)	12 consecutive three-monthly instalments in the amount of:

(i)	in the case of each of the first to third instalments (inclusive), $3,000,000;

(ii)	in the case of each of the fourth to twelfth instalments (inclusive), $2,500,000; and

(b)           a balloon instalment (the “Balloon Instalment”) in the amount of $66,810,000.

8.2
Repayment Dates.  The first repayment instalment shall be repaid on 16 February 2010, each subsequent repayment instalment shall be repaid at 3-monthly intervals thereafter, the last instalment shall be repaid on 16 November 2012 and the Balloon Instalment shall be repaid on the Final Maturity Date.”;

(m)	by deleting Clause 8.14 thereof in its entirety and by replacing it with a new Clause 8.14 as follows:

“8.14 No reborrowing.  No amount prepaid may be reborrowed.”

(n)	by adding a new paragraph (d) in Clause 11.4 as follows:

“(d)	in respect of any investment by the Borrower if at the relevant time an Event of Default is in existence or will occur as a result of making such investment;”;

(o)	by deleting Clause 11.6(b) in its entirety and by replacing it with the following:

“11.6(b)
as soon as possible but in no event later than 90 days after the end of each 3-month period in each Financial Year ending on 31 March, 30 June, 30 September and 31 December (commencing with the 3-month period ended 31 December 2009), the unaudited consolidated accounts of the Group for that 3-month period certified as to their correctness by the chief financial officer of the Borrower;”;

(p)
by deleting in Clause 11.6(c) thereof the words “the ability of the Borrower to declare a dividend in accordance with Clause 12.8 and whether a repayment of the Loan needs to be made in accordance with Clause 8.1” and by adding the word “and” before the words “the financial covenants” in that Clause;

(q)	by adding a new Clause 11.21 as follows:

“11.21	Pari passu treatment of Creditor Parties. The Borrower shall not:

(a)
prepay, or provide additional security for, any other Financial Indebtedness incurred by the Borrower (or agree to prepay or provide additional security) unless it also prepays, or provides additional security for, the Loan which is equal, or equivalent, to the proportion which the Loan represents of the whole of the Financial Indebtedness of the Borrower (in the Agent’s sole and absolute discretion); and

(b)	restructure any other Financial Indebtedness incurred by the Borrower in a way that (in the Agent’s sole and absolute discretion) would disadvantage the Creditor Parties;”;

(r)	by deleting Clause 12.4(a) thereof in its entirety and replacing the same with the following:

(a)	the ratio of Total Liabilities to EBITDA shall not exceed during the period commencing:

(i)	on 1 January 2010 and ending on 31 December 2010, 7:1;

(ii)	on 1 January 2011 and ending on 31 December 2011, 6:1; and

(iii)	on 1 January 2012 and ending on 31 December 2012, 5:1.

For the purposes of this Clause 12.4(a), if a Fleet Vessel is acquired at any time and as a result there is a direct and immediate increase in the Total Liabilities without a corresponding increase in EBITDA, EBITDA for the relevant calculation period shall be determined to take account of the estimated contribution of that Fleet Vessel to EBITDA for the first four financial quarters from the date of its acquisition by a member of the Group so that in the first quarter in which EBITDA is to be calculated after the Fleet Vessel has been acquired, that Fleet Vessel’s contribution to EBITDA shall be an amount estimated by the Borrower and approved by the Agent as being that Fleet Vessel’s contribution to EBITDA during the next four financial quarters (and in each succeeding financial quarter, the Fleet Vessel’s contribution to EBITDA shall be a mixture of its actual contribution during each complete financial quarter in which it was owned by a member of the Group and an estimate of its contribution in any future financial quarter (until and including the fourth financial quarter from the date of its acquisition by a member of the Group)).”;

(s)	by deleting Clause 12.4(b) thereof in its entirety and replacing the same with the following:

“(b)           the Market Value Adjusted Net Worth of the Group shall not be less than:

(i)	during the period commencing on 1 January 2010 and ending on 31 December 2010, $75,00,000; and

(ii)	at all other times thereafter, $100,000,000;”;

(t)	by deleting Clause 12.4(d) thereof in its entirety and replacing the same with the following:

“(d)           the Leverage Ratio shall not exceed during the period commencing:

(i)	on 1 January 2010 and ending on 31 December 2010, 0.8:1;

(ii)	on 1 January 2011 and ending on 31 December 2011, 0.75:1; and

(iii)	on 1 January 2012 and ending on 31 December 2012, 0.7:1;”;

(u)	by including a new paragraph (e) in Clause 12.4 thereof as follows:

“(e)
there is available to the Borrower and all the other numbers of the Group at all times Liquid Assets (including, without limitation, any amount standing to the credit of the Reserve Account, the Retention Account and any other restricted account) an amount equal to the Six Months’ Debt Service Amount;”;

(v)	by deleting Clause 12.9 thereof in its entirety and by replacing it with the following:

“12.9	Conditions for dividend payment. The conditions referred to in Clause 12.8 are as follows:

(a)	no Event of Default or a Potential Event of Default is in existence or will result from the payment of the dividend;

(b)
the Borrower may, subject to paragraph (a) above, pay a dividend applicable to the calendar year commencing on 1 January 2010 and ending on 31 December 2010 subject to such dividend not exceeding $0.50 multiplied by the number of shares in the Borrower’s share capital in issue at the relevant time; and

(c)
during the period commencing on 1 January 2011 and ending on 31 December 2012, the Borrower may, subject to paragraph (a) above, pay a dividend if the fixed charter income of the Ships (being the projected income of the Ships based on the charter rates applicable to the Ships on the date on which such determination is made by reference to charterparties entered into in respect of the Ships) for the next 12-month period is in an amount equal to at least the Twelve Months’ Debt Service Amount applicable at that time Provided that if the fixed charter income is less than the Twelve Months’ Debt Service Amount the Borrower will be required to deposit to the Reserve Account the amount by which the Twelve Months’ Debt Service Amount exceeds the fixed charter income for the applicable 12-month period in order for it to pay a dividend;”;

(w)	by adding a new Clause 12.10 thereto as follows:

“12.10           Minimum Liquidity.  The Borrower shall ensure that it shall maintain throughout the calendar year of 2010 an amount equal to at least $11,500,000 less the aggregate principal amount of any repayment instalments which, at the time of determination, have been paid by the Borrower pursuant to Clause 8.1 of this Agreement.  The amounts to be so held on Reserve Account may only be applied in satisfying the repayment instalments which the Borrower is required to repay during the calendar year of 2010 (and the Borrower hereby acknowledges and agrees that the Lender may apply any balance on the Reserve Account in satisfaction of a repayment instalment payable pursuant to Clause 8.1 on the date such repayment instalment becomes due and payable in accordance with Clause 8.2).”

(x)	by adding at the end of Clause 14.1 thereof the words “(which permission shall, in the case of Clause 14.13(a), be given in writing)”;

(y)	by adding the word “plus” at the end of paragraph (b) of Clause 15.1 thereof and a new paragraph (c) in Clause 15.1 as follows:

“(c)	the aggregate of all amounts at any relevant time standing to the credit of the Earnings Accounts, the Reserve Account and the Retention Account;”;

(z)	by deleting the definition of “Relevant Percentage” at the end of Clause 15.1 thereof and replacing it with the following:

“Relevant Percentage”  means:

(a)	110 per cent. during the period commencing on 1 January 2010 and ending on 31 December 2010;

(b)	130 per cent. during the period commencing on 1 January 2011 and ending on 31 December 2011; and

(c)	140 per cent. during the period commencing on 1 January 2012 and ending on 31 December 2012;”;

(aa)	by deleting Clause 18.2 thereof in its entirety and by replacing it with the following new Clause 18.2:

“18.2
Transfers to Retention Account.  The Borrower undertakes with each Creditor Party to ensure that in each calendar month of the Security Period commencing on 16 November 2010 and on the same day in each subsequent month, there is transferred to the Retention Account out of the aggregate Earnings received in the Earnings Accounts during the preceding calendar month:

(a)	one-third of the amount of each repayment instalment which is required to be paid pursuant to Clause 8.1(a) on the next Repayment Date.

(b)	the relevant fraction of the amount of interest on the Loan which is payable on the next due date for payment of interest for the Loan under this Agreement.

The “relevant fraction” in paragraph (b) above, is a fraction of which the numerator is 1 and the denominator the number of months comprised in the then current Interest Period applicable to the Loan (or, if the current Interest Period ends after the next date for payment of interest under this Agreement, the number of months from the later of the commencement of the current Interest Period or the last due date for payment of interest to the next date for payment of interest under this Agreement).”;

(bb)	by deleting the word “applicable” before the word “Margin” in Clause 24.5(b) thereof; and

(cc)	by deleting the word “applicable” before the word “Margin” in Clause 27.2(a) thereof.

5.2
Amendments to Finance Documents.  With effect on and from the Effective Date each of the Finance Documents other than the Loan Agreement shall be, and shall be deemed by this Agreement to have been, amended as follows:

(a)
the definition of, and references throughout each of the Finance Documents to, the Loan Agreement and any of the other Finance Documents shall be construed as if the same referred to the Loan Agreement and those Finance Documents as amended and supplemented by this Agreement;

(b)
by construing all references in the Loan Agreement and in the Finance Documents to a “Mortgage” as references to that Mortgage as amended and supplemented by the Mortgage Addendum applicable thereto; and

(c)
by construing references throughout each of the Finance Documents to “this Agreement”, “this Deed”, hereunder and other like expressions as if the same referred to such Finance Documents as amended and supplemented by this Agreement.

5.3	Finance Documents to remain in full force and effect. The Finance Documents shall remain in full force and effect as amended and supplemented by:

(a)	the amendments to the Finance Documents contained or referred to in Clauses 5.1 and 5.2; and

(b)	such further or consequential modifications as may be necessary to give full effect to the terms of this Agreement.

6	FURTHER ASSURANCES

6.1	Borrower’s and each Security Party’s obligation to execute further documents etc. The Borrower and each Security Party shall:

(a)
execute and deliver to the Security Trustee (or as it may direct) any assignment, mortgage, power of attorney, proxy or other document, governed by the law of England or such other country as the Security Trustee may, in any particular case, specify;

(b)	effect any registration or notarisation, give any notice or take any other step,

which the Agent may, by notice to the Borrower, specify for any of the purposes described in Clause 6.2 or for any similar or related purpose.

6.2	Purposes of further assurances. Those purposes are:

(a)
validly and effectively to create any Security Interest or right of any kind which the Security Trustee intended should be created by or pursuant to the Loan Agreement or any other Finance Document, each as amended and supplemented by this Agreement, and

(b)	implementing the terms and provisions of this Agreement.

6.3
Terms of further assurances.  The Security Trustee may specify the terms of any document to be executed by the Borrower or any Security Party under Clause 6.1, and those terms may include any covenants, powers and provisions which the Security Trustee considers appropriate to protect its interests.

6.4	Obligation to comply with notice. The Borrower or any Security Party shall comply with a notice under Clause 6.1 by the date specified in the notice.

7	FEES AND EXPENSES

7.1
Waiver fee.  The Borrower shall pay to the Agent, for the account of the Lenders, a non-refundable waiver fee in an amount equal to 0.275 per cent. of the Loan as at 1 January 2010 (being an amount of $270,352.50) payable in three instalments as follows:

(a)	an amount of $98,310 shall be paid on 10 February 2010;

(b)	an amount of $98,310 shall be paid on 15 February 2010; and

(c)	an amount of $73,732.50 shall be paid on 15 March 2010.

7.2	Expenses. The provisions of clause 20 (fees and expenses) of the Loan Agreement shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

8	COMMUNICATIONS

8.1
General.  The provisions of clause 28 (notices) of the Loan Agreement, as amended and supplemented by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

9	SUPPLEMENTAL

9.1	Counterparts. This Agreement may be executed in any number of counterparts.

9.2	Third Party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

10	LAW AND JURISDICTION

10.1	Governing law. This Agreement shall be governed by and construed in accordance with English law.

10.2
Incorporation of the Loan Agreement provisions.  The provisions of clause 30 (law and jurisdiction) of the Loan Agreement, as amended and supplemented by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

THIS AGREEMENT has been duly executed as a Deed on the date stated at the beginning of this Agreement.

SCHEDULE 1

LENDERS AND CONTRIBUTIONS

Lender	Lending Office	Contributions (US Dollars)
Commerzbank AG	Ness 7-9 D-20457 Hamburg Germany	98,310,000

EXECUTION PAGES

THE BORROWER

SIGNED by	)
for and on behalf of	)
PARAGON SHIPPING INC.	)

THE LENDERS

LENDERS

SIGNED by	)
for and on behalf of	)
COMMERZBANK AG	)

THE SWAP BANK

SIGNED by	)
for and on behalf of	)
COMMERZBANK AG	)

AGENT

SIGNED by	)
for and on behalf of	)
COMMERZBANK AG	)

SECURITY TRUSTEE

SIGNED by	)
for and on behalf of	)
COMMERZBANK AG	)

ARRANGER

SIGNED by	)
for and on behalf of	)
COMMERZBANK AG	)

Witness to all the	)
above signatures	)

Name:
Address:

COUNTERSIGNED  this day          of March 2010 for and on behalf of the following Security Parties each of which, by its execution hereof, confirms and acknowledges that it has read and understood the terms and conditions of this supplemental letter, that it agrees in all respects to the same and that the Finance Documents to which it is a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under the Loan Agreement.

__________________________________	__________________________________
for and on behalf of	for and on behalf of
DONNA MARINE CO	PROTEA INTERNATIONAL INC

__________________________________	__________________________________
for and on behalf of	for and on behalf of
READING NAVIGATION CO.	EXPLORER SHIPHOLDING LIMITED

__________________________________
for and on behalf of
EPIC INVESTMENTS INC.